EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of September 19, 2012 (the “Effective Date”) by and between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Kenneth I. Sill (“Executive”).
RECITALS
The Company is an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:
ARTICLE I
Term of Employment
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through September 19, 2015 (the “Initial Term”) and this Agreement shall renew for subsequent one (1) year periods, upon the Company providing written notice of extension of this Agreement at least thirty (30) days prior to the end of the then current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 5.03) at any time.
ARTICLE II
Duties
2.01    The Company hereby employs Executive, and Executive hereby accepts employment, as the Chief Financial Officer of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Board of Managers (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Chief Executive Officer. Executive will promote the interests, within the scope of his duties, of the Company and devote substantially his full working time and efforts to the Company’s business and affairs. Executive shall be based at the Company's principal executive office in Houston, Texas.
2.02    Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided

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that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.
ARTICLE III
Base Compensation
3.01    Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Two Hundred Fifty Thousand ($250,000.00) per annum (the “Base Salary”). The Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. At any time during the term of this Agreement, the Base Salary may be increased at the discretion of the Board.
3.02.    Annual Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus (the “Bonus”) pursuant to a bonus plan to be determined by the Board and Executive.
3.03    Equity Grant.  As of the Effective Date, Executive shall own 25,882 Series D-1 Units in the Company, of which none shall be vested as of the Effective Date, pursuant to, and subject to restrictions and adjustment provisions set forth in, the Series D Unit Agreement entered into between the Company and Executive on the date hereof.
ARTICLE IV
Reimbursement and Employment Benefits
4.01    Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (collectively, the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.
4.02    Vacation. Executive shall be entitled to three (3) weeks of vacation per six (6) months, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.
4.03    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies and further provided that Executive receives prior written approval for all individual expenditures in excess of $1,500.
4.04    Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

ARTICLE V
Termination

5.01
Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

(a)	upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;

(b)	upon the death of Executive;

(c)	upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);

(d)	upon the termination of employment by the Company for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify;

(e)	upon the termination of employment by Executive for “Good Reason” (as defined in Section 5.04) upon not less than thirty (30) days’ prior notice from Executive to the Company; or

(f)	upon the termination of employment by the Company without “Cause” upon not less than thirty (30) days’ prior notice from the Company to Executive.

5.02
Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 60 consecutive days, or 120 days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03	Definition of “Cause.” The term “Cause” shall mean any of the following:

(a)
Executive’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific written directives from the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(b)	Dishonesty of Executive which directly or indirectly has a material adverse affect on the Company;

(c)	Habitual drunkenness of Executive or use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(d)	Executive’s commission of or pleading guilty or no contest to any crime involving moral turpitude, fraud, defalcation or misrepresentation;

(e)	Any gross or willful misconduct of Executive resulting in substantial loss to the Company or substantial damages to the reputation of the Company;

(f)	Any breach by Executive of Executive’s covenants contained in Article VI; or

(g)	Any other material breach of this Agreement by Executive, which material breach is not cured (to the extent curable) within five (5) days following notice thereof.

5.04
Definition of “Good Reason.” The phrase “Good Reason” means any of the following: (a) the Company’s material breach of this Agreement (which is not cured within five (5) days after receipt of written notice of such breach); or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

5.05
Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination, the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)
Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(b)
Termination by Executive for Good Reason. If Executive terminates this Agreement with Good Reason, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits for a period of twelve (12) months after the Termination Date at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(c)
Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(d)
Termination by the Company Without Cause. If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, and (ii) continuation of Base Salary and health benefits twelve (12) months after the Termination Date at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(e)
Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base Salary accrued to the Termination Date, (ii) continuation of Base Salary for the lesser of (A) the remaining Term of this Agreement (B) six (6) consecutive months thereafter, or (C) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive, and (iii) health benefits through the end of the Term of this Agreement at the same cost to Executive as in effect on the Termination Date. Additionally, the Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(f)
Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary accrued to the Termination Date and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

5.06	General.

(a)
Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(b)
Notwithstanding the foregoing, Executive’s right to receive amounts payable pursuant to Sections 5.05(b), (d) and (e) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a release in favor of the Company in form and substance reasonably acceptable to the Company no later than thirty (30) days after the Termination Date.  Subject to anything to the contrary in Section 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth day following the Termination Date and be paid any amounts that would have been payable pursuant to Sections 5.05(b), (d) and (e) on the sixtieth day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C.

§1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.
5.07    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.
ARTICLE VI
Covenants
6.01    Competition/Solicitation. (a) During the Term of this Agreement and for a period of twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:
(i)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America, (plus any such additional geographical markets to which the Company may have expanded during the course of Executive’s employment) other than the Company and its affiliates, which conducts or engages primarily in the shale fracturing business of the Company;
(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or
(iii)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.
(b)    Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.
6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s Confidential Information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.
6.03    Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (b) such Invention results from work performed by Executive for the Company.
6.04    Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.
6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.
6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.
ARTICLE VIII
Entire Agreement
This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.
ARTICLE IX
Applicable Law; Miscellaneous
9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, if agreed by the Company and Executive, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrators may award legal or equitable relief, including but not limited to specific performance. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.
9.02    Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all fees, costs and expenses (including attorney’s fees) incurred by such party (whether or not during the Term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.
9.03    Indemnification of Executive.
(a)    Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement, and the Company agrees to indemnify Executive for any liability from such prior actions of the Company.
(b)    To the fullest extent permitted under law, the Company shall indemnify, defend and hold harmless Executive in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.

9.04    Section 409A. (a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.
(c)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.
(e)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(f)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

(g)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
9.05    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.
9.06    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.07    Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
9.08    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

U.S. Well Services, LLC
/s/ Brian R. Stewart_____________________ By: Brian R. Stewart
Its: President and CEO

Kenneth I. Sill /s/ Kenneth I. Sill_______________________